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                                                                    EXHIBIT 99.1


NEWS RELEASE                                       [GROUP 1 AUTOMOTIVE INC LOGO]


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
                                                                950 Echo Lane, Suite 100 Houston, TX 77024
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AT GROUP 1: Chairman, President and CEO B.B. Hollingsworth, Jr. (713) 647-5700
EVP, CFO and Treasurer Scott L. Thompson (713) 647-5700 Manager, Investor
Relations Kim Paper (713) 647-5700

AT Thomson Financial/Carson:               Investor Relations                      Jeffrey T. O'Keefe              (212) 807-5086
                                           Media Relations                         Alecia Pulman                   (212) 807-5094
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FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 13, 2002


              GROUP 1 AUTOMOTIVE CONFIRMS ACCURACY OF SEC REPORTING

HOUSTON, AUGUST 13, 2002--GROUP 1 AUTOMOTIVE, INC. (NYSE: GPI), a Fortune 500 specialty retailer, announced today that the Company has complied with the request of the U.S. Securities and Exchange Commission ("SEC") to review and verify the accuracy of its filings. This action is the result of a June 27, 2002 order by the SEC requiring approximately 950 companies to certify the accuracy of financial reports. Investors and others who are interested are encouraged to review management's certifications on the Company's website at www.group1auto.com.

B.B. Hollingsworth Jr., chairman, president and chief executive officer, and Scott L. Thompson, executive vice president, chief financial officer and treasurer, executed the certification and affirmed the accuracy of Group 1's financial statements. Both executives have been with the Company since it went public in 1997 and are actively involved in filings with the SEC. "After completing our due diligence on Group 1's SEC filings, and having recently completed a successful transition to a new independent accounting firm, Ernst & Young LLP, Scott and I are confident that the Company's SEC filings are accurate," said Hollingsworth.

"Integrity in financial reporting has always been one of Group 1's core values," stated Hollingsworth. He added that in the automobile retailing industry, earnings translate directly into real cash flow and the Company's capital structure is not very complex.

"Group 1, which has achieved 19 consecutive quarters of double-digit earnings per share growth on a year-over-year basis, is committed to continuing to provide its investors, creditors and associates with complete and accurate financial reporting," said Hollingsworth.


ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns 72 automotive dealerships comprised of 109 franchises, 29 different brands, and 24 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Mexico, Oklahoma and Texas. Through its dealerships and Internet sites, the Company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

     GROUP 1 AUTOMOTIVE CAN BE REACHED ON THE INTERNET AT WWW.GROUP1AUTO.COM